Exhibit 99.1

NII Holdings Announces New President of Nextel Brazil and Appointment of Board Member

RESTON, Va., August 24, 2015 -- NII Holdings, Inc. (NASDAQ: NIHD), a provider of differentiated mobile communication services operating under the Nextel brand in Brazil and Argentina, announced today that Francisco Tosta Valim Filho has been appointed as President, Nextel Brazil, effective August 25, 2015. Mr. Valim will be employed by Nextel Telecomunicações Ltda., the Company’s Brazilian operating subsidiary, and will report directly to NII’s Chief Executive Officer, Steve Shindler. Mr. Valim will be responsible for leading the Company’s day-to-day operations in Brazil. He replaces Gokul Hemmady, who has served as President, Nextel Brazil since 2013.

“We are delighted that Francisco Valim has agreed to take on this role. Francisco is a proven leader with significant expertise in the wireless telecommunications sector in Brazil and in business transformation and optimization of organizational processes, having successfully served as chief executive officer of several large telecommunication and media companies in Brazil,” said Mr. Shindler. “We are confident that Francisco is the right person to lead Nextel Brazil as we strive to build our subscriber base and increase revenues while continuing to reduce our costs.”

“We want to thank Gokul Hemmady for all of his contributions during his time with the company,” added Shindler. “Gokul has held a number of key roles at NII, including as President, Nextel Brazil as we launched our 3G services and expanded our presence in the 3G market in Brazil. We thank him for his leadership and wish him well with his future endeavors.”

Prior to joining Nextel Brazil, Mr. Valim was Chief Executive Officer of Via Varejo, one of the largest electronic and furniture retailers in Latin America, from 2013 to 2014. From 2011 to 2013, Mr. Valim served as Chief Executive Officer of Oi S.A., one of the largest integrated telecom operations in Brazil with both wireless and wireline operations throughout the country. Before Oi, Mr. Valim was Chief Executive Officer of Experian UK, EMEA and LATAM, a division of Experian plc, from 2008 to 2011. Prior to that he served as Chief Executive Officer of Net Serviços de Comunicaçᾶo S.A., one of Latin America’s largest cable companies, from 2003 to 2008.

Separately, the Company announced the appointment of Robert A. Schriesheim, Executive Vice President and Chief Financial Officer of Sears Holding Corporation, to its Board of Directors filling a vacancy on the seven member board that was created when the Company emerged from bankruptcy in June. Mr. Schriesheim was also appointed as Chair of the Audit Committee of the Board of Directors. Additional information regarding the Company’s board of directors is included on the company's website at http://www.nii.com/boardofdirectors.html.

About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, VA, is a provider of differentiated mobile communication services for businesses and high value consumers in Brazil and Argentina. NII Holdings, operating under the Nextel brand in Brazil and Argentina, offers fully integrated wireless communications tools with digital cellular voice services, data services and wireless Internet access. Visit the Company's website at www.nii.com.

Nextel, the Nextel logo and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.

Visit NII Holdings' news room for news and to access our markets' news center: www.nii.com/newsroom.html.

Media Contacts:
NII Holdings, Inc.

1875 Explorer Street, Suite 800
Reston, VA. 20190
(703) 390-5100
www.nii.com

Investor and Media Relations:
Tahmin Clarke
(703) 390-7174
tahmin.clarke@nii.com